UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 14, 2014
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 14, 2014, Amyris, Inc. (the “Company”) received final consents necessary for a Pilot Plant Services Agreement (the “Pilot Plant Services Agreement”) and a Sublease Agreement (the “Sublease Agreement”), each dated as of April 4, 2014 (collectively the Pilot Plant Services Agreement and the Sublease Agreement, the “Pilot Plant Agreements”), between the Company and Total New Energies USA, Inc (“Total”) (certain provisions of the Pilot Plant Agreements were subject to a landlord consent, effective as of May 14, 2014).  Under the terms of the Pilot Plant Services Agreement, for a five year period, the Company will provide certain fermentation and downstream separations scale-up services and training to Total and  will receive an aggregate annual fee payable by Total for all services in the amount of up to approximately $900,000. Such annual fee will include the total cost of the services and all costs associated with staff, lab equipment, leasehold improvements, nutrients, sugar, materials, chemicals, consumables and other items required to perform the services contemplated by the Pilot Plant Services Agreement. Such annual fee is due in three equal installments payable on March 1, July 1 and November 1 each year during the term.

In connection with the Pilot Plant Services Agreement, the Company agreed to allow Total to occupy certain portions of its pilot plant facility in Emeryville, California pursuant to the Sublease Agreement with a term of five years commencing on April 4, 2014.

Under the Sublease Agreement, the Company will receive an annual base rent payable by Total with respect to the sublease premises of approximately $100,000. Such annual fee is due in three equal installments payable on March 1, July 1 and November 1 each year during the term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: May 19, 2014	By:	/s/ Nicholas Khadder
Nicholas Khadder General Counsel and Corporate Secretary